EXHIBIT 3.7

AB INBEV FRANCE

Simplified Joint-Stock Company

With capital of 15,200,000 euros

Headquarters in LA MADELEINE (59110)

Immeuble Crystal

ZAC EURALILLE ROMARIN

Avenue de la République

38 Allée Vauban

SIREN 321 336 208

LILLE TRADE AND COMPANIES REGISTRY

ARTICLES OF INCORPORATION

Updated on 29 JUNE 2009

TITLE I

FORM—NAME—HEADQUARTERS—PURPOSE—DURATION

ARTICLE 1—Form

The Company was originally set up as a corporation in accordance with a private agreement dated in Lille on 22 December 1980 and 20 January 1981, registered with the Receiver of Taxes of Lille Nord on 29 January 1981, form 87 box 15.

By decision of the sole shareholder on 28 June 2002, it was changed into a simplified joint-stock company.

It is governed by the legal provisions applicable to simplified joint-stock companies and by these articles of incorporation.

It operates in the same form regardless of whether there are one or more partners.

It cannot make a public offering in its current form as a simplified joint-stock company.

ARTICLE 2—Company Name

The company name is:

“AB INBEV FRANCE”

In all the deeds and documents issued by the Company, the company name must be immediately preceded or followed by the words, “simplified joint-stock company,” or the initials, “S.A.S.,” and the indication of the capital stock.

ARTICLE 3—Company’s Headquarters

The company’s headquarters is located at:

Immeuble Crystal

ZAC EURALILLE ROMARIN

Avenue de la République - 38 Allée Vauban

59110 LA MADELEINE

ARTICLE 4—Purpose

The Company’s direct or indirect purpose, both in France and abroad, is:

•

the production and distribution of beer, beverages and any other food products, as well as the planning and development, in whole or in part, of facilities for the manufacturing and distribution of the aforementioned products;

•	the trading of materials and other non-food products related to the distribution of the above-mentioned products;

•

the planning, creation, operation, financing, acquisition, management and control of any commercial, industrial, agricultural or real estate enterprises through creation of new companies, contributions, subscription of company stock or rights, merger, joint investments or otherwise;

•	the management of its equity interests and the providing of financial, technical, administrative and commercial assistance to its subsidiaries;

•	the acquisition and management, by leasing or any other means, of all real estate and more generally any industrial, commercial or financial transactions, whether involving chattel or real property, that may be related directly or indirectly to the corporate purpose or to any similar or related purposes, the participation of the Company in any French or foreign enterprises or companies, existing or to be created, that may be related directly or indirectly to the corporate purpose or to any similar or related purposes, particularly to enterprises or companies whose purpose would be likely to facilitate the achievement of the corporate purpose, and with this to be achieved by any means, particularly through contribution, subscription or purchase of stock, company shares or founder’s shares, merger, joint ventures, alliances or partnerships.

ARTICLE 5—Duration

The Company, barring extension or early dissolution, has a duration of 99 years from the date of its registration in the Trade and Companies Registry.

Decisions on extension of the Company’s duration or its early dissolution are made by joint decision of the partners or by decision of the sole partner.

TITLE II

CONTRIBUTIONS—CAPITAL STOCK—TYPE OF SHARES—SHARE-RELATED RIGHTS AND OBLIGATIONS

ARTICLE 6—Contributions

I	At the time of its formation, the Company received a contribution in the amount of 120,000 francs, equivalent to the par value of 1,000 shares, all registered, comprising the original capital stock, as well as the corresponding premium of 20 francs per share.

II	In accordance with a private agreement dated 12 June 1981, the Company received a contribution from both the company “ARTOIS INTERBREW” and the “MOTTE CORDONNIER Breweries and Malteries corporation” of equity shares in the estimated total amount of 27,963,865 francs; this contribution was approved by the extraordinary general shareholders’ meeting of 20 July 1981, which created 233,030 new shares of 100 francs each as compensation for this contribution. This transaction generated a contribution premium of 4,660,865 francs.

III	In accordance with private agreements dated 13 November 1981, the Company received contributions from both the “MOTTE CORDONNIER Breweries and Malteries corporation” and the company “BRASSERIES LORRAINES” of all their industrial and commercial assets relating to their “beer and beverage manufacturing and distribution” business, with a total estimated value of 84,916,919.55 francs.

These contributions were approved by the extraordinary general shareholders’ meeting of 29 December 1981, which created 707,640 new shares of 100 francs each as compensation for these contributions; this transaction generated a contribution premium of 14,152,919.55 francs.

IV	By decision of the same extraordinary general shareholders’ meeting of 29 December 1981, a contribution was made in the amount of 24,999,600 francs, equivalent to the par value of 208,330 new registered shares, as well as the corresponding premium of 5.00 francs per share.

V	By decision of the extraordinary general meeting of 8 November 1983, a contribution was made in the amount of 34,500,000 francs, equivalent to the par value of 287,500 new registered shares.

VI	In accordance with a private agreement dated in LILLE on 8 November 1983, the Company received a contribution from the company “Anciennes BRASSERIES LORRAINES” of equity shares with an estimated value of 2,580,000 francs; this contribution was approved by the extraordinary general meeting of 15 March 1984, which created 21,500 new shares of 120 francs each as compensation for this contribution.

VII	By decision of the extraordinary general meeting of 28 May 1986 and the board of directors’ meeting of 9 July 1986, a contribution was made in the amount of 15,006,600 francs, equivalent to the par value of 125,055 new registered shares.

VIII	By decision of the extraordinary general meeting of 28 May 1986 and the board of directors’ meeting of 9 July 1987, a contribution was made in the amount of 25,920,840 francs, equivalent to the par value of 216,007 new registered shares.

IX	In accordance with a private agreement dated 20 and 22 February 1989, the Company received a contribution from the company JUPILER FRANCE of its “distributions to warehouse operators” line of business, with a total estimated value of 11,736,138 francs. This contribution was approved by the extraordinary general shareholders’ meeting of 2 May 1989, which created 16,134 new shares of 120 francs each as compensation for this contribution; this transaction generated a contribution premium of 9,800,058 francs.

X	In accordance with a private agreement dated 13 February 1990, the Company received a contribution from the company “ANCIENNES BRASSERIES MOTTE CORDONNIER” of 12,712 shares held thereby in the company “CAVES GAMBRINUS,” which had an estimated value of 7,416,000 francs. This contribution was approved by the general shareholders’ meeting of 30 April 1990, which created 61,800 new common shares of 120 francs each as compensation for this contribution; this transaction did not generate a contribution premium.

In accordance with a private agreement dated 13 February 1990, the Company received contributions from the companies “BRASSERIE NOUVELLE DE LUTECE” and “ENTREPOTS DU SUD OUEST PARISIEN” through the merger of all their net assets, which had a total estimated value of 81,252,374 francs. These contributions were approved by the extraordinary general shareholders’ meeting of 30 April 1990, which created 326,205 new common shares of 120 francs each as compensation for these contributions; these transactions generated a total merger premium of 10,064,897 francs. In addition, it carried out a reduction in the capital stock by cancellation of 279,000 of its B preferred treasury shares which were contributed to it by the company “BRASSERIE NOUVELLE DE LUTECE,” equivalent to a total amount of 33,480,000 francs.

XI	The extraordinary general meeting of 30 September 1991 decided to reduce the capital stock by the amount of 19,252,010 francs through the reduction of the par value of the shares, which was reduced from 120 francs to 110 francs.

In accordance with a private agreement dated 1 August 1991, the Company received contributions from the company “ANCIENNES BRASSERIES MOTTE CORDONNIER” through the merger of all its net assets, which had a total estimated value of 128,801,971.86 francs. These contributions were approved by the extraordinary general shareholders’ meeting of 30 September 1991, which created 1,170,598 new common shares of 110 francs each as compensation for these contributions; these transactions generated a merger premium of 36,191.86 francs.

XII	The extraordinary general meeting of 10 August 1994 contributed the amount of 40,864,450 francs, equivalent to the par value of 371,495 new registered shares.

XIII	In accordance with a private agreement in ARMENTIERES dated 15 November 1999, the Company received a contribution from the company BOISSONS SERVICE through the merger of all its net assets, which had a total estimated value of 934,159 francs. This contribution was approved by the extraordinary general shareholders’ meeting of 31 December 1999, which generated a merger capital loss of 4,165,291 francs. No capital increase was carried out.

XIV	By combined general meeting of 29 June 2001, the capital stock was converted into euros and was increased by the amount of 364,634 francs, by incorporation of that amount after withdrawal from the “Retained Earnings” line item in order to round off its amount.

XV	As a result of decisions made by the sole partner on 19 December 2008, the capital was increased in the amount of 124 million euros through creation of 12,400,000 new shares of 10 euros, then reduced by 167 million euros through cancellation of 16,700,000 shares of 10 euros in order to eliminate the losses for the current year.

ARTICLE 7—Capital Stock

The capital stock is fixed at the amount of FIFTEEN MILLION TWO HUNDRED THOUSAND (15,200,000) euros, divided into ONE MILLION FIVE HUNDRED TWENTY THOUSAND (1,520,000) shares with a par value of TEN (10) euros.

ARTICLE 8—Changes in the Capital Stock

The capital may only be increased or reduced by a joint decision of the partners or by decision of the sole partner, approving the report from the Executive Council upon the proposal of the Chairman.

The partners may delegate to the Chairman or the Chief Executive Officer the necessary powers for increasing or reducing the capital, pursuant to the conditions and periods of time stipulated by law.

In the event of a capital increase in cash, the partners have a preferential right, in proportion to the amount of their shares, to subscription of the cash shares issued to carry out a capital increase. However, the partners may individually waive their preferential subscription right and the capital increase decision may eliminate this preferential right under the conditions stipulated by law.

The new cash shares must be paid up at the time of the subscription of the nominal (or par) capital portion stipulated by law and, if applicable, the entire issue premium.

ARTICLE 9—Type of Shares

The shares must be registered. They are entered in the ledger in accordance with the regulations in force and applicable common practice.

Any partner may ask the Company to issue a certification of entry in the ledger.

ARTICLE 10—Share-Related Rights and Obligations

1.	Any share gives a right to the earnings and corporate assets, in a net share proportional to the amount of capital that it represents.

To determine this, it will be grouped together, where applicable, with any tax exemptions and any taxes that might be incurred by the Company and to which distributions in favor of the shares might give rise.

2.	The partners only bear the losses to the extent of their contributions.

3.	Shares are indivisible with regard to the Company. The undivided co-owners must be represented at the Company by one of them or by a court-appointed sole agent in the event of disagreement.

4.	The voting rights attached to carved-up shares belong to the bearer for all joint decisions, with the exception of those involving the allocation of earnings for the year, which is reserved to the beneficial owner.

5.	Whenever it is necessary to hold several shares to exercise any right whatsoever, the holders of single shares or those numbering less than the required amount may only exercise this right on condition that they have taken personal responsibility to combine them and possibly purchase or sell the necessary number of shares or securities.

TITLE III

TRANSFER OF SHARES

Shares are freely transferable.

TITLE IV

ADMINISTRATION AND MANAGEMENT OF THE COMPANY

ARTICLE 11—Company Chairman

The Company is represented, managed and administered by a Company Chairman, who may be an individual or legal entity and may or may not be a partner.

11.1 Appointment

The Chairman is appointed by decision of the sole partner or by a joint decision of the partners for a specific or indeterminate term set thereby. He may also be named by decision of the Executive Council.

In the absence of a decision to the contrary and in the case of an appointment for a specific term, his duties end following the approval of the prior year’s financial statements taking place in the year in which his term expires.

No age limit is stipulated for holding the position of Chairman.

When the Chairman is a legal entity, the latter must appoint an individual as permanent representative.

11.2 Dismissal at Will

The Chairman may be dismissed at any time, without the need for just cause, by decision of the sole partner or by joint decision of the partners. He may also be dismissed by decision of the Executive Council.

This dismissal does not give entitlement to any compensation.

11.3 Compensation

The Chairman’s compensation is set by decision of the partner(s) or the Executive Council.

If the Chairman is an individual, he may hold his position concurrently with an employment agreement.

11.4 Powers

The Chairman manages the Company and represents it in dealings with third parties. In this regard, he is vested with all the necessary powers to act on the Company’s behalf under all circumstances, within the limit of the company purpose and the powers expressly reserved for joint decision of the partners pursuant to legal provisions and these articles of incorporation.

However, with regard to internal regulations not binding on third parties, it is expressly agreed that each of the following acts:

•	the purchase, contribution, sale or exchange of real property, shares or equity stakes, a debt or goodwill;

•	a loan, borrowing, security, endorsement or guarantee, unless it has been extended to or by one of the group’s companies or to the tax or customs authorities;

•	powers of attorney given in order to carry out these transactions;

must be authorized by the Executive Council whenever the amount of the transaction, per action, is equal to or greater than the amount set by the appointment decision or by any other subsequent decision of the partner(s) or the Executive Council.

11.5 Delegation of Powers

The Chairman may, at his discretion, delegate any powers to any third parties for one or more specific purposes.

ARTICLE 12—Chief Executive Officer

12.1 Appointment

Upon proposal by the Chairman, the sole partner or all the partners together may name a Chief Executive Officer, an individual responsible for assisting the Chairman. He may also be named by decision of the Executive Council upon proposal by the Chairman.

The Chief Executive Officer’s term of office is set in the appointment decision and may not exceed the Chairman’s term of office.

However, in the event that the Chairman ceases to serve, the Chief Executive Office remains in office until the naming of the new Chairman, in the absence of a decision to the contrary by the partner(s) or Executive Council.

No age limit is stipulated for holding the position of Chief Executive Officer.

12.2 Dismissal at Will

The Chief Executive Officer may be dismissed at any time, without the need for just cause, by decision of the sole partner or by joint decision of the partners, or else by decision of the Executive Council.

This dismissal does not give entitlement to any compensation.

12.3 Compensation

Compensation may be allocated to the Chief Executive Officer for his work. This compensation is set by the partner(s) or the Executive Council.

The Chief Executive Officer may hold his position concurrently with an employment agreement.

12.4 Powers

The Chief Executive Officer has the same powers as the Chairman, subject to the limitations that may be set by the appointment decision or by a subsequent decision.

The Chief Executive Officer has the power to represent the company in dealings with third parties.

12.5 Delegation of Powers

The Chief Executive Officer may, at his discretion, delegate any powers to any third parties for one or more specific purposes.

ARTICLE 13—Executive Council

13.1 Composition

An Executive Council has been set up to consist of at least three members and at most six members, individuals or legal entities, all appointed by decision of the sole partner or by joint decision, for a specific or indeterminate term, which is freely set, without age limit. They may be freely dismissed under the same conditions as their appointment.

The members of the Executive Council may have an employment agreement with the Company.

The Chairman, or his representative in the case of a legal entity, and the Chief Executive Officer are members of the Executive Council as of right.

13.2 Executive Council Meetings

The Executive Council meets as often as required for the Company’s interests. The members of the Executive Council are called to meetings with sufficient notice by any means, even orally, by the Chairman or by any sitting member. The call to meeting contains the agenda, which shall only be illustrative.

The Executive Council meetings are held at the company’s headquarters or at any other place indicated in the call to meeting. However, meetings by teleconference or videoconference may be considered to be validly held.

Deliberations of the Executive Council are only valid if half of its members are present or represented. However, the physical presence of the members is not mandatory and they may participate in the meeting through any appropriate communications medium. Moreover, each member may be represented by another member without any limitation on the number of proxies that each attending member may receive. Any person not on the Executive Council may be invited to participate during all or part of the meeting with the Chairman’s approval.

Decisions are adopted by the majority of the attending or represented members, each member having one vote.

The Executive Council’s deliberations are recorded in the minutes signed by the Chairman and an attending member. They are kept at the Company’s headquarters in a file arranged in chronological order.

The minutes of Executive Council meetings are legally certified when signed by the Chairman.

13.3 Role and Powers of the Executive Council

The Executive Council defines the strategic directions and assists the Chairman in the Company’s daily management. It is also vested with ongoing oversight power over the Company’s management.

In this regard, each member, other than the Chairman, may ask the latter at any time to furnish any document or any information that is deemed useful.

Within the scope of its assignment, it gives the necessary authorizations to the Chairman or Chief Executive Officer to conduct the extraordinary transactions listed in Article 11 of these articles of incorporation.

The Executive Council has the competence to define, revoke and set the powers and compensation of the Chairman and Chief Executive Officer.

TITLE V

AGREEMENTS BETWEEN THE COMPANY AND ITS EXECUTIVES-STATUTORY AUDITORS

ARTICLE 14—Agreements between the Company and its Executives or a Partner Holding more than 5% of the Voting Rights

Any agreement reached, directly or through a person serving as an intermediary between the Company and its Chairman, its Chief Executive Officer, one of its executives, one of its partners holding a fraction of the voting rights greater than 5% or, in the case of an associated company, the Company controlling it within the meaning of Article L.233-3 of the Commercial Code must be brought to the attention of the Statutory Auditors within one month after it is reached.

The Statutory Auditors present the partners with a report on the agreements reached and executed during the past year. The partners approve this report at the time of the joint decision to approve the financial statements for that year.

Agreements not approved nevertheless take effect, and the interested party is liable for bearing the resulting losses to the Company.

However, when the Company only has a sole partner, a report is not prepared by the Statutory Auditor(s). In this situation, notice of any agreement reached directly or by a person serving as an intermediary between the Company and the Chairman, Chief Executive Officer or another member of the Executive Council or, in the case of legal entities, their executives and, where applicable, their permanent representative, must be given within one month after it is reached, by the Chairman or the executive involved to the sole partner in order to receive his approval. This approval is sufficiently given by the annotation of the agreements in question in the register of decisions of the sole partner.

The preceding provisions are not applicable to agreements involving the Company’s routine transactions and entered into under normal conditions, which are communicated to the Statutory Auditors. Any partner has the right to receive communications thereof.

In any event, the Chairman, when an individual, and the Chief Executive Officer are prohibited, under penalty of the nullity of the agreement, from contracting, in any manner whatsoever, for loans to the Company, having an overdraft approved by it, in a checking account or otherwise, or having securities or endorsements furnished by it for their commitments to third parties.

ARTICLE 15—Statutory Auditors

The partners jointly appoint one or more regular Statutory Auditors and one or more alternate Statutory Auditors for the term, under the conditions and with the assignment stipulated by law, particularly with regard to the auditing of the company’s financial statements.

ARTICLE 16—Company Representation

The delegates of the Works Council exercise the rights set forth in Article L. 432-6 of the Labor Code with regard to the Chairman or Chief Executive Officer.

At least twice a year, the Chairman or Chief Executive Officer shall organize a meeting to which the Works Council representatives shall be invited. The Chairman or Chief Executive Officer may invite any person, whether or not a member of the Executive Council, and in particular the Statutory Auditor(s), to participate in this meeting.

The purpose of one of these meetings shall be to examine the Company’s balance sheet, financial statements and management report, which shall be submitted to the sole partner or the partners at the time of the approval of the financial statements.

The purpose of another meeting shall be to examine the interim management documents if the Company is required by law to prepare them.

TITLE VI

DECISIONS OF THE SOLE PARTNER OR THE PARTNERS

ARTICLE 17—Competence—Mandatory Decisions

The sole partner or the partners jointly are solely competent to make the following decisions:

•	transformation of the Company;

•	changes to the capital stock: increase, amortization and reduction;

•	merger, demerger, partial business transfer;

•	dissolution;

•	appointment of the Statutory Auditors;

•	approval of the annual financial statements and allocation of net income;

•	approval of the agreements entered into between the Company and its executives or partners;

•	amendments to the articles of incorporation;

•	appointment of the Liquidator and decisions regarding liquidation transactions.

The appointment, compensation and dismissal of the Chairman, Chief Executive Officer and other members of the Executive Council are within the competence of the partner(s). However, in accordance with the provisions of Articles 11, 12 and 13 of these articles of incorporation, these decisions may also be made by the Executive Council when they concern the Chairman and/or Chief Executive Officer.

All other decisions are within the competence of the Chairman, under the oversight of the Executive Council in accordance with the provisions mentioned above in Title IV.

ARTICLE 18—Decisions of the Sole Partner

The sole partner exercises the powers vested by law in the partners jointly; he may delegate his powers. His wishes are expressed by the decisions recorded in the minutes prepared in chronological order in a register, numbered and initialed under the same conditions as the meeting registers and signed by him.

Copies or extracts of decisions of the sole partner are legally certified when signed by the Chairman or Chief Executive Officer.

ARTICLE 19—Joint Decisions of the Partners

Except when unanimity is required by law, joint decisions of the partners are adopted by a majority vote of the attending or represented partners with voting rights.

The share-related voting right is proportional to the amount of capital that they represent. Each share gives the right to at least one vote.

Joint decisions are made on convening by or at the initiative of the Chairman or any partner holding more than one-third of the shares.

Joint decisions are made at general meetings, by written consultation or by official document signed by all the partners.

Copies or extracts of the decisions of the sole partner are legally certified when signed by the Chairman or Chief Executive Officer.

During the Company’s liquidation period, joint decisions are made on convening by or at the initiative of the Liquidator.

Any partner has the right to take part in joint decisions, personally or by proxy, regardless of the number of shares held. He must provide documentation of his identity and the entry of his shares in the register as of the date of the joint decision.

19.1 General Meetings

The partners come together at a meeting convened by the Chairman or the statutory auditor(s) in emergencies or by a partner holding more than one-third of the shares, at the company’s headquarters or any other place mentioned in the notice of meeting.

According to Article L. 432-6-1 of the Labor Code, the Work Council may take legal action for the appointment of a representative empowered to convene the general partners’ meeting in emergencies.

The notice of meeting is given by any written communication means at least four (4) days before the meeting date. It indicates the agenda.

However, the meeting may be held without delay if all the partners agree to it.

The meeting is chaired by the Chairman or, in his absence, by a partner appointed by the meeting.

The partners may be represented in the meeting’s deliberations by another partner or by a third party.

Proxies may be given by any written means, particularly by fax.

Joint decisions made at the meeting must be recorded in writing in the minutes prepared in a special register or on numbered loose sheets.

The minutes are signed by the meeting’s Chairman or by the attending partners. The minutes must indicate the date and place of the meeting, the first and last names and position of the session’s Chairman, the identity of the attending or represented partners, the documents and information communicated beforehand to the partners, a summary of the discussions, as well as the text of the resolutions put to a vote and the indication of how each partner voted on each resolution.

19.2 Written Consultation

All the joint decisions may be made by written consultation organized by the person with the capacity to convene the general meeting.

The consultation sets the response period, which cannot be less than FIVE (5) days. The Chairman prepares minutes that are transcribed in the register mentioned above.

19.3 Official Documents

All joint decisions may be made by official document signed by all the partners.

In the case of a joint decision made by the unanimous consent of all the partners, as expressed in an official document, this document must mention the documents and information communicated beforehand to the partners. It is signed by all the partners and is transcribed in the special register or on the numbered loose sheets mentioned above.

19.4 Teleconference (telephone or audiovisual)

When the deliberations are held by teleconference, the Chairman, on the day of the meeting, prepares, dates and signs a copy of the session’s minutes containing:

•	the identity of the partners voting and, if applicable, of the partners represented thereby,

•	the identity of the partners not taking part in the deliberations (not voting),

•	and for each resolution, the identity of the partners with the indication of their respective votes (adoption or rejection).

The Chairman immediately sends a copy by fax or any other means to each of the partners. The voting partners return a signed copy of it to the Chairman on the same day by fax or any other means. In the case of proxy, evidence of the proxy is also sent on the same day to the Chairman, by fax or any other means.

Evidence of the sending of the minutes to the partners and the return copies signed by the partners, as indicated above, are kept at the company’s headquarters.

ARTICLE 20—Prior Information from the Partner(s)

Regardless of the type of consultation, any decision by the partner(s) must be the subject of prior information consisting of all the documents and information enabling the partners to come to a fully informed decision on the resolution(s) submitted for their approval.

When joint decisions must be made pursuant to law or the report(s) from the Executive Council and/or the Statutory Auditors, the report(s) must be communicated to the partners four (4) days prior to the date on which the minutes of the partners’ decision are prepared.

The partners may at any time, as long as it does not impede the Company’s operations, consult the company’s headquarters and, if applicable, make a copy of the company registers, inventory and annual financial statements for the last three years, the income statements for the last five years, the consolidated financial statements, if any, and the reports of the Executive Council and the Statutory Auditors.

With regard to the joint decision approving the annual financial statements, the partners may be provided with the annual financial statements and, if applicable, the consolidated statements for the past year, at the Company’s expense.

When the Company has only one partner, he has the right to the same documents.

TITLE VII

FISCAL YEAR—ANNUAL FINANCIAL STATEMENTS—ALLOCATION OF NET INCOME

ARTICLE 21—Fiscal Year

The fiscal year starts on 1 January and ends on 31 December of each year.

ARTICLE 22—Preparation and Approval of the Annual Financial Statements

The Chairman prepares the draft annual financial statements for the year and, if applicable, the consolidated financial statements. He prepares the management report on the Company’s position during the past year, as well as its projected growth. The financial statements and the report are submitted to the Executive Council, which prepares the definitive documents.

In accordance with legal provisions, within six (6) months of the end of the year, the partner(s) must approve the annual financial statements, in view of the management report from the Executive Council and the report(s) from the Statutory Auditor(s).

When consolidated financial statements are prepared, they are presented with the group’s management report and the Statutory Auditors’ reports, at the time of this decision.

ARTICLE 23—Allocation and Distribution of Net Income

1.	Any share in the absence of share categories and any share of a same category in the opposite situation, gives the right to a net share, proportional to the amount of capital that it represents, of the earnings and reserves or the net assets, both during the life of the Company and in the event of liquidation. Each share bears the corporate losses in the same proportions.

2.	After approval of the financial statements and the recording of the existence of distributable earnings, the partners decide on its distribution, in whole or in part, or its allocation to one or more reserve items for which they determine the allocation and use.

3.	The partners may jointly decide to distribute any amount taken from retained earnings or available reserves, expressly indicating the reserve items from which these withdrawals are made. However, dividends are taken by priority from the distributable earnings for the year.

The joint decision by the partners or, in the absence thereof, the decision by the Chairman, sets the terms and conditions for the payment of dividends.

TITLE VIII

DISSOLUTION-LIQUIDATION OF THE COMPANY

ARTICLE 24—Dissolution-Liquidation of the Company

The Company is dissolved in the cases set forth by law or in the case of early dissolution by joint decision by the partners.

The joint decision by the partners noting or deciding on the dissolution names one or more Liquidators.

The Liquidator, or each of them if there are several, represents the Company. He has the broadest powers to dispose of the assets, even on an amicable basis. He is empowered to pay the company’s debts and to distribute the available balance among the partners.

The partners may authorize the Liquidator to continue the ongoing corporate business and to engage in new business for the sole purposes of the liquidation.

The net proceeds from the liquidation, after discharge of the liabilities, are used for the redemption in full of the capital stock paid-in and not amortized.

The surplus, if any, is distributed among the partners in proportion to the number of shares held by each of them.

The losses, if any, are borne by the partners up to the amount of their contributions.

If all the shares are held by one entity, the Company’s dissolution results in the universal conveyance of the net assets to the sole partner, when the sole partner is a legal entity, without a liquidation taking place, in accordance with the provisions in Article 1844-5 of the Civil Code.

TITLE IX

DISPUTES

ARTICLE 25—Disputes

Disputes regarding company business, arising during the life of the Company or during its liquidation, among the partners, the executives and the Company, or between a partner and the Company, shall be adjudicated in accordance with the law and under the jurisdiction of the competent courts.